Celsius Holdings Reports Second Quarter 2026 Financial Results

Scaled Multi-Brand Portfolio Delivers Record Second Quarter Revenue of $818 Million

Successful Integration of Alani Nu® and Rockstar Energy® Positions Portfolio for Growth

Celsius Holdings’ portfolio contributed approximately 30% of the zero-sugar U.S. energy category’s $640 million growth in the second quarter of 20261

BOCA RATON, Fla., Aug. 6, 2026 — Celsius Holdings, Inc. (Nasdaq: CELH) (“Celsius Holdings” or “the Company”) today reported second quarter 2026 financial results.

Summary of Second Quarter 2026 Financial Results

Summary Financials	2Q 2026	2Q 2025	Change	1H 2026	1H 2025	Change
(Millions except for percentages and EPS)
Revenue	$817.9	$739.3	11%	$1,600.5	$1,068.5	50%
North America	$790.7	$714.5	11%	$1,538.0	$1,021.0	51%
International	$27.2	$24.8	10%	$62.5	$47.5	32%
Gross Margin	48.1%	51.5%	-340 BPS	48.2%	51.8%	-356 BPS
Net Income	$55.3	$99.9	(45)%	$165.4	$144.3	15%
Net Income att. to Common Shareholders	$36.4	$85.7	(57)%	$121.4	$119.9	1%
Diluted EPS	$0.14	$0.33	(58)%	$0.47	$0.48	(2)%
Adjusted Diluted EPS*	$0.36	$0.47	(23)%	$0.77	$0.65	19%
Adjusted EBITDA*	$184.2	$210.3	(12)%	$379.6	$280.0	36%

*The company reports financial results in accordance with generally accepted accounting principles in the United States (“GAAP”), but management believes that disclosure of Adjusted EBITDA and Adjusted Diluted EPS, which are non-GAAP financial measures that management uses to assess our performance, may provide users with additional insights into operating performance. Please see “Use of Non-GAAP Measures” and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures, both of which can be found below.

John Fieldly, Chairman and CEO of Celsius Holdings, said: “During the second quarter of 2026, we made meaningful progress in advancing Celsius Holdings as a scaled portfolio of leading brands. We delivered a double-digit increase in second quarter revenue, completing the Rockstar integration, and maintained gross margin near first-quarter levels despite a challenging commodity environment. With CELSIUS, Alani Nu®, and Rockstar Energy®, we're building a scaled Modern Energy portfolio with distinct roles, attracting new consumers and expanding consumption occasions. As it relates to our optimization project, we remain focused on improving assortment productivity and strengthening execution to return brand CELSIUS to sustainable growth. We are confident the actions we are taking will strengthen the brand, and with a broader, more diversified portfolio, we believe we are well positioned to drive durable, long-term growth. With two billion-dollar brands and roughly one in five energy drinks sold in the United States coming from our portfolio, we are a key growth engine for the category, and we're still early in what this platform can do.”
FINANCIAL AND MARKET HIGHLIGHTS FOR THE SECOND QUARTER OF 2026
For the three months ended June 30, 2026, revenue totaled approximately $817.9 million—compared to $739.3 million for the prior-year period, representing growth of 10.6%. During the quarter, Alani Nu® generated sales of approximately $364.4 million, benefiting from strong consumer demand, increased orders from our largest customer as the brand transitioned into the PepsiCo distribution system, and the successful launch of the limited-time Purple Cotton Candy flavor. This growth was partially offset by the discontinuation of certain non-ready-to-drink energy products as well as a higher content of DSD versus direct sales, which results in higher
1 Circana Total US MULO+ w/C L13W ended 6/28/26, RTD Energy.

trade investments and billbacks that reduce reported net revenue. Rockstar Energy® contributed approximately $66.5 million in revenue during the second quarter of 2026. CELSIUS brand revenue decreased by approximately 11.7% in the second quarter of 2026 compared to the same period last year, reflecting increased trade and promotional investment, shipment timing related to inventory rebalancing, softness in the club channel, a planned moderation in innovation activity during the period, and SKU optimization initiatives implemented in conjunction with the integration of our recent acquisitions and Alani Nu’s distribution transition.

CELSIUS brand international revenue totaled $27.2 million for the second quarter of 2026, representing a 10% increase compared to the same period in 2025, reflecting strong momentum across both our more established Nordic markets and our expansion markets, including Iberia, the UK, Ireland, France, Australia, New Zealand and Benelux.

For the three months ended June 30, 2026, gross profit increased by $12.8 million to $393.7 million, an increase of 3.4%, from $380.9 million for the three months ended June 30, 2025. Gross profit margin decreased to 48.1% for the three months ended June 30, 2026 from 51.5% for the three months ended June 30, 2025. The decrease in gross profit margin was primarily driven by higher promotional and incentive activity as a percentage of revenue and channel mix. This decrease was partially offset by ongoing improvements from our integration of acquired businesses and the absence of inventory step-up expense in 2026 related to the Alani Nu Acquisition.

In line with management expectations, second quarter gross margin remained consistent with the first quarter at approximately 48%, as improvements in outbound freight costs and continued integration of our recent acquisitions into our supply chain offset ongoing inflation in commodity costs, primarily aluminum.

Compared to the second quarter of 2025, underlying raw material COGS improved as we completed the Rockstar transition into our purchasing structure, with transition costs and COGS write-offs largely behind us. The initiatives expected to drive margin expansion over the remainder of the year—including our orbit model, freight optimization, raw material alignment, revenue growth-management capabilities, and mix improvement through price-pack architecture—continue to progress, although the benefits are being partially offset by rising commodity costs. As these initiatives continue to mature, we expect to increasingly realize the benefits of the platform we’ve built through the successful integration of our recent acquisitions.

During the second quarter of 2026, we executed disciplined capital allocation, including approximately $100.4 million of share repurchases, reflecting our confidence in the business and our focus on long-term shareholder value creation.

Selling, general and administrative expenses for the three months ended June 30, 2026, decreased $0.3 million, to $237.6 million from $237.9 million for the prior-year period, representing 29.0% of revenue compared to 32.2% for the same period in 2025. Adjusted selling, general and administrative expenses, represented 28.6% of revenue in the second quarter of 2026.2

Diluted earnings per share for the second quarter of 2026 was $0.14 compared to $0.33 for the prior-year period. Non-GAAP adjusted diluted earnings per share for the second quarter of 2026 was $0.36 compared to $0.47 for the prior-year period.

Retail Performance
Retail sales of the Celsius Holdings portfolio (CELSIUS, Alani Nu® and Rockstar Energy®) in U.S. tracked channels increased 31.0% for the 13-week period ended June 28, 2026.3 Celsius Holdings held an approximate 20.1% dollar share3 in the U.S. RTD energy category for the period. The portfolio remained a key driver of category growth, contributing approximately 30% of the zero-sugar U.S. energy category’s $640 million growth during the second quarter of 2026.3

CELSIUS brand retail sales decreased 2% year over year for the 13-week period ended June 28, 2026,3 and the brand held an approximate 9.5% dollar share in the U.S. RTD energy category for the period.3 The retail sales primarily reflected the Company's SKU optimization initiatives and a planned moderation in innovation activity. The reduction in average SKUs took effect immediately, while the associated space gains are being realized over a longer period, as much of the targeted space gains consisted of cold vault and permanent cooler placements that require additional capital investment and labor at the retailer level. Despite approximately 7%
2 Please see “Use of Non-GAAP Measures”
3 Circana Total US MULO+ w/C L13W ended 6/28/26, RTD Energy

fewer points of distribution, productivity of the remaining assortment improved, with dollars per point of distribution increasing approximately 16% in the second quarter compared to the first quarter.

Alani Nu® retail sales increased 55.7% year over year for the 13-week period ended June 28, 2026,3 driven by continued innovation, expanded distribution and continued adoption by new consumers. The brand held an approximate 8.7% dollar share in the U.S. RTD energy category for the period3. Celsius Holdings acquired the Alani Nu® brand on April 1, 2025.

Rockstar Energy® retail sales decreased 13% year over year for the 13-week period ended June 28, 20263 and the brand held an approximate 1.9% dollar share in the U.S. RTD energy category for the period3. Celsius Holdings acquired the Rockstar Energy® brand in the U.S. and Canada on August 28, 2025.

FINANCIAL AND MARKET HIGHLIGHTS FOR THE FIRST HALF OF 2026

For the six months ended June 30, 2026, revenue totaled approximately $1,600.5 million—compared to $1,068.5 million for the prior-year period, representing growth of 49.8%. The increase reflected the acquisition of Rockstar Energy® on August 28, 2025, as well as the Alani Nu® expansion into the PepsiCo distribution network. Alani Nu® generated record sales of approximately $732.4 million during the first half of 2026, benefiting from strong consumer demand, increased orders from our largest distributor driven by the brand’s transition into the PepsiCo distribution system, and the continued success of our limited-time offerings. Rockstar Energy® contributed approximately $133.1 million in revenue during the first half of 2026. CELSIUS brand revenue decreased approximately 4% compared to the prior-year period, reflecting increased trade and promotional investment, shipment timing related to inventory rebalancing, softness in the club channel, a planned moderation in innovation activity during the period, and SKU optimization initiatives implemented in conjunction with the integration of our recent acquisitions and Alani Nu’s distribution transition.

Celsius brand international revenue totaled $62.5 million for the first half of 2026, representing a 32% increase compared to the same period in 2025, driven by growth in the Nordics and continued momentum in our expansion markets including Iberia, the UK, Ireland, France, Australia, New Zealand and Benelux.

For the six months ended June 30, 2026, gross profit increased by $218.5 million to $771.8 million from $553.2 million for the prior-year period. Gross profit margin was 48.2% for the six months ended June 30, 2026, compared to 51.8% for the six months ended June 30, 2025, reflecting higher fuel and commodity costs, more volume mix into our DSD system as well as costs associated with integrating our acquired businesses into our supply chain.

During the first half of 2026, we executed disciplined capital allocation, including approximately $124.5 million of share repurchases, reflecting our confidence in the business and our focus on long-term shareholder value creation.

Selling, general and administrative expenses for the six months ended June 30, 2026, increased $114.0 million, or 31.8%, to $472.2 million from $358.2 million for the prior-year period, representing 29.5% of revenue compared to 33.5% for the same period in 2025. Adjusted selling, general and administrative expenses, which excludes litigation costs and acquisition-related costs, represented 27.5% of revenue in the first half of 2026.4

Diluted earnings per share for the first half of 2026 was $0.47 compared to $0.48 for the prior-year period. Non-GAAP adjusted diluted earnings per share for the first half of 2026 was $0.77 compared to $0.65 for the prior-year period.

Second Quarter Earnings Webcast
Management will host a webcast today, Thursday, August 6, 2026, at 8:00 a.m. ET to discuss the company’s second quarter 2026 financial results with the investment community. Investors are invited to join the webcast accessible from https://ir.celsiusholdingsinc.com. Downloadable files, an audio replay and transcript will be made available on the Celsius Holdings investor relations website.

About Celsius Holdings, Inc.
4 Please see “Use of Non-GAAP Measures”

Celsius Holdings, Inc. (Nasdaq: CELH) is a functional beverage company and the owner of energy drink brand CELSIUS®, health and wellness brand Alani Nu® and Rockstar Energy®. Born in fitness and pioneering the rapidly growing, better-for-you, functional beverage category, the company creates and markets leading functional beverage products. For more information, please visit www.celsiusholdingsinc.com.

Contact
Paul Wiseman
Investors: investorrelations@celsius.com
Press: press@celsius.com

Forward-Looking Statements
This press release contains statements by Celsius Holdings, Inc. (“Celsius Holdings”, “we”, “us”, “our” or the “Company”) that are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our prospects, plans, business strategy and expected financial and operational results. You can identify these statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would”, ”could”, ”project”, ”plan”, “potential”, ”designed”, “seek”, “target”, variations of these terms, the negatives of such terms and similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. You should not rely on forward-looking statements because our actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: changes to our commercial agreements with PepsiCo, Inc.; management’s plans and objectives for international expansion and global operations; general economic and business conditions; our business strategy for expanding our presence in our industry; our expectations of revenue; operating costs and profitability; our expectations regarding our strategy and investments; our ability to successfully integrate business that we may acquire, our ability to achieve the benefits that we expect to realize as a result of our acquisitions, the potential negative impact on our financial condition and results of operations if we fail to achieve the benefits that we expect to realize as a result of our business acquisitions, liabilities of the businesses that we acquire that are not known to us; our expectations regarding our business, including market opportunity, consumer demand and our competitive advantage; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; the Company’s ability to comply with the rules and regulations of the Securities and Exchange Commission (the “SEC”);ongoing and potential litigation matters; the impact of third parties attempting to replicate our product attributes; and those other risks and uncertainties discussed in our most recently filed Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date the statements were made. We do not undertake any obligation to update forward-looking information, except to the extent required by applicable law.

CELSIUS HOLDINGS, INC. - FINANCIAL TABLES
Consolidated Balance Sheets
(In thousands, except per share amounts)

(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$631,234	$398,866
Restricted cash	1,895	141,121
Accounts receivable-net[1]	735,336	755,499
Inventories-net	390,602	337,698
Prepaid expenses and other current assets[2]	67,422	128,806
Deferred other costs-current[3]	49,472	49,164
Total current assets	1,875,961	1,811,154

Property, plant and equipment-net	108,748	87,910
Deferred tax assets	93,250	96,013
Other long-term assets	44,044	43,434
Deferred other costs-non-current[3]	746,737	771,635
Brands-net	1,280,222	1,280,311
Customer relationships-net	99,529	111,604
Goodwill	919,660	917,560
Total Assets	$5,168,151	$5,119,621

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable[4]	$202,101	$137,930
Accrued expenses[5]	264,558	230,721
Income taxes payable	40,821	49,612
Accrued distributor termination fees	8,761	264,088
Accrued promotional allowance[6]	453,043	307,922
Contingent consideration	—	25,000
Deferred revenue - current[7]	31,460	26,988
Other current liabilities	42,891	36,465
Total current liabilities	1,043,635	1,078,726

Long-term debt	667,850	669,926
Deferred revenue-non-current[3]	463,856	401,155
Other long term liabilities	33,251	28,372
Total Liabilities	2,208,592	2,178,179

Commitment and contingencies

Mezzanine Equity:
Series A convertible preferred stock, $0.001 par value, 1,467 shares issued and outstanding as of both June 30, 2026 and December 31, 2025	852,355	852,355
Series B convertible preferred stock, $0.001 par value, 390 shares issued and outstanding as of both June 30, 2026 and December 31, 2025	907,620	907,620
Stockholders’ Equity:
Common stock, $0.001 par value; 400,000 shares authorized, 258,703 shares issued and 253,341 shares outstanding as of June 30, 2026; and 258,108 shares issued and 256,906 shares outstanding as of December 31, 2025, respectively.	101	101
Treasury stock, at cost, 5,362 shares and 1,202 shares as of June 30, 2026 and December 31, 2025, respectively	(183,469)	(48,226)
Additional paid-in capital	1,069,452	1,050,518
Accumulated other comprehensive income	335	3,162
Retained earnings	313,165	175,912
Total Stockholders’ Equity	1,199,584	1,181,467
Total Liabilities, Mezzanine Equity and Stockholders’ Equity	$5,168,151	$5,119,621
1 Includes $387.2 million and $349.1 million from a related party as of June 30, 2026 and December 31, 2025, respectively.
2 Includes no amounts from a related party as of June 30, 2026 and $64.2 million from a related party as of December 31, 2025.
3 Amounts in this line item are associated with a related party for all periods presented.
4 Includes $35.8 million and $28.6 million from a related party as of June 30, 2026 and December 31, 2025, respectively.
5 Includes $4.0 million and $1.8 million from a related party as of June 30, 2026 and December 31, 2025, respectively.
6 Includes $247.6 million and $128.9 million from a related party as of June 30, 2026 and December 31, 2025, respectively.
7 Includes $30.7 million and $26.3 million from a related party as of June 30, 2026 and December 31, 2025, respectively.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue[1]	$817,925	$739,259	$1,600,540	$1,068,535
Cost of revenue[2]	424,237	358,408	828,785	515,311
Gross profit	393,688	380,851	771,755	553,224
Selling, general and administrative expenses[3]	237,573	237,886	472,220	358,228
Distributor termination fees	80,860	—	85,287	—
Income from operations	$75,255	$142,965	$214,248	$194,996

Other (expense) income:
Interest income	3,678	4,038	6,670	11,884
Interest expense	(11,566)	(18,080)	(23,409)	(18,080)
Other, net[4]	2,163	542	9,557	1,658
Total other expense, net	(5,725)	(13,500)	(7,182)	(4,538)

Net income before provision for income taxes	69,530	129,465	207,066	190,458

Provision for income taxes	(14,237)	(29,610)	(41,674)	(46,184)
Net income	$55,293	$99,855	$165,392	$144,274

Dividends on convertible preferred stock[5]	(14,149)	(6,851)	(28,142)	(13,632)
Income allocated to participating preferred stock[5]	(4,723)	(7,314)	(15,807)	(10,703)
Net income attributable to common stockholders	$36,421	$85,690	$121,443	$119,939

Other comprehensive income:
Foreign currency translation (loss) gain, net of income tax	(1,284)	3,179	(2,827)	5,428
Comprehensive income	$35,137	$88,869	$118,616	$125,367

Earnings per share
Basic	$0.14	$0.33	$0.47	$0.49
Diluted	$0.14	$0.33	$0.47	$0.48
1 Includes $492.3 million and $954.0 million for the three and six months ended June 30, 2026 respectively, and $245.8 million and $434.3 million for the three and six months ended June 30, 2025, respectively, in each case from a related party.
2 Includes $0.6 million and $12.4 million for the three and six months ended June 30, 2026 respectively, to a related party, and no amounts to a related party for the three and six months ended June 30, 2025.
3 Includes $2.6 million and $3.8 million for the three and six months ended June 30, 2026 respectively, and $0.2 million and $0.8 million for the three and six months ended June 30, 2025, respectively, to a related party.
4 Includes $3.6 million and $10.6 million for the three and six months ended June 30, 2026, respectively, from a related party, and no amounts from a related party for the three and six months ended June 30, 2025.
5 Amounts in this line item are associated with a related party for all periods presented.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of GAAP Net Income to non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (GAAP measure)	$55,293	$99,855	$165,392	$144,274
Add back/(Deduct):
Net interest (expense) income	7,888	14,042	16,739	6,196
Provision for income taxes	14,237	29,610	41,674	46,184
Depreciation and amortization expense	10,104	9,119	19,238	11,730
Non-GAAP EBITDA	87,522	152,626	243,043	208,384
Stock-based compensation[1]	10,565	6,434	18,191	11,463
PPA Inventory Step-Up	—	21,692	—	21,692
Reorganization Costs	—	482	—	482
Foreign exchange	1,396	(800)	988	(1,720)
Acquisition and Integration Costs[2]	3,819	29,855	7,573	38,967
Penalties[3]	—	—	—	710
Distributor Termination[4]	80,860	—	85,287	—
Legal Settlement Costs[5]	—	—	24,557	—
Non-GAAP Adjusted EBITDA	$184,162	$210,289	$379,639	$279,978

Non-GAAP Adjusted EBITDA Margin	22.5%	28.4%	23.7%	26.2%

Reconciliation of GAAP diluted Earnings per share to non-GAAP Adjusted diluted Earnings per share

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Diluted earnings per share (GAAP measure)	$0.14	$0.33	$0.47	$0.48
Add back/(Deduct)[6]:

Acquisition and Integration Costs[2]	0.01	0.08	0.02	0.11
Distributor Termination[4]	0.21	—	0.22	—
Inventory Step-Up Adjustment	—	0.06	—	0.06
Legal Settlement Costs[5]	—	—	0.06	—	—
Non-GAAP adjusted diluted earnings per share	$0.36	$0.47	$0.77	$0.65
6b7
16Selling, general and administrative expenses related to employee non-cash stock-based compensation expense. Stock-based compensation expense consists of non-cash charges for the estimated fair value of unvested restricted share unit granted to our employees and directors and the discount provided under the employee stock purchase plan. The Company believes that the exclusion provides a more accurate comparison of operating results and is useful to investors to understand the impact that stock-based compensation expense has on its operating results.
27Fees and professional services related to acquisition and integration activity.
3 Accrued expense for the three months ended March 31, 2025 related to contractual co-packer obligations.
4 Distributor termination expense.
5 2026 accrued expense for estimated liability in connection with certain ongoing litigation for the three months ended March 31, 2026.
6 Add backs and deductions are net of their respective impacts from tax and reallocation of earnings to participating securities. The total tax effect of the adjusted items for the six months ended June 30, 2026 was $(0.22) per diluted share and for the six months ended June 30, 2026 was $(0.30), which includes the tax effect of deductible acquisition costs, distributor termination, and legal settlement costs. Tax effects are determined based on the tax treatment of the related item, the incremental statutory rate of the jurisdictions pertaining to the adjustment, and their effects on pre-tax income (loss).

Reconciliation of GAAP SG&A as a % of Revenue to non-GAAP Adjusted SG&A as a % of Revenue

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Sales and Marketing expense	$181,903	$150,842	$332,495	$231,738
Percentage of Revenue	22.2%	20.4%	20.8%	21.7%

General and Administrative expense	$55,670	$87,044	$139,725	$126,490
Percentage of Revenue	6.8%	11.8%	8.7%	11.8%
(Deduct):
Acquisition and Integration Costs[1]	(3,819)	(29,855)	(7,573)	(38,967)
Penalties[2]	—	—	—	(710)
Legal Settlement Costs[3]	—	—	(24,557)	—
Non-GAAP Adjusted General and Administrative expense	$51,851	$57,189	$107,595	$86,813
Percentage of Revenue	6.3%	7.7%	6.7%	8.1%

Selling, General and Administrative expenses	$237,573	$237,886	$472,220	$358,228
Percentage of Revenue	29.0%	32.2%	29.5%	33.5%
(Deduct):
Acquisition and Integration Costs[1]	(3,819)	(29,855)	(7,573)	(38,967)
Penalties[2]	—	—	—	(710)
Legal Settlement Costs[3]	—	—	(24,557)	—
Non-GAAP Adjusted SG&A	$233,754	$208,031	$440,090	$318,551
Percentage of Revenue	28.6%	28.1%	27.5%	29.8%

1 Fees and professional services related to acquisition and integration activity.
2 Accrued expense in the three months ended March 31, 2025 related to contractual co-packer obligations.
3 2026 accrued expense for estimated liability in connection with certain ongoing litigation for the three months ended March 31, 2026.

USE OF NON-GAAP MEASURES

Celsius defines Adjusted EBITDA as net income before net interest (expense) income, income tax expense (benefit), and depreciation and amortization expense, further adjusted by excluding stock-based compensation expense, foreign exchange gains or losses, distributor termination fees, legal settlement costs, reorganization costs, acquisition and integration costs, penalties, and inventory step-up adjustment. Adjusted EBITDA Margin is the ratio between the company’s Adjusted EBITDA and net revenue, expressed as a percentage. Adjusted diluted earnings per share is GAAP diluted earnings per share net of add backs and deductions for distributor termination, legal settlement costs, reorganization costs, acquisitions and integration costs, penalties, and inventory step-up adjustment. Adjusted SG&A is GAAP SG&A adjusted for acquisition costs, distributor termination fees, penalties and certain legal accruals. Adjusted SG&A as a % of revenue is the ratio between Adjusted SG&A and net revenue. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue are non-GAAP financial measures.

Celsius uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue for operational and financial decision-making and believes these measures are useful in evaluating its performance because they eliminate certain items that management does not consider indicators of Celsius’ operating performance. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue may also be used by many of Celsius’ investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. Celsius believes that the presentation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue, provides useful information to investors by allowing an understanding of measures that it uses internally for operational decision-making, budgeting and assessing operating performance.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue are not recognized terms under GAAP and should not be considered as a substitute for net income or any other financial measure presented in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of Celsius’ results as reported under GAAP. Celsius strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share. Adjusted SG&A, and Adjusted SG&A as percentage of revenue as defined by Celsius, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare Celsius’ use of these non-GAAP financial measures with those used by other companies.